UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________
SCHEDULE 14A
_____________

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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MISSION PRODUCE, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MISSION PRODUCE, INC.
2710 Camino Del Sol
Oxnard, California 93031

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 13, 2021
The 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”) of Mission Produce, Inc. (the “Company,” “our” or “we”) will be held on Tuesday, April 13, 2021, at 1:30 p.m. Pacific Time, virtually on the Internet. You will be able to attend the annual meeting, vote, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/AVO2021. At the 2021 Annual Meeting, you will be asked to:
1.Elect each of the three director nominees named in the Proxy Statement accompanying this notice.

The Board of Directors recommends that you vote FOR each of the director nominees.
2.Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2021.

The Board of Directors recommends that you vote FOR the ratification of the selection of Deloitte & Touche LLP.

We will also attend to any other business properly presented at the 2021 Annual Meeting and any adjournment or postponement thereof. The foregoing items of business are more fully described in the Proxy Statement that is attached to, and a part of, this notice.
Only common stockholders of record at the close of business on February 18, 2021 can vote at the 2021 Annual Meeting or any adjournment or postponement thereof.
By order of the Board of Directors,

Jeremy Warren

Corporate Secretary
Oxnard, California
February 25, 2021

Your Vote is Important
Whether or not you plan to attend the 2021 Annual Meeting, we request that you vote (a) by Internet, (b) by telephone or (c) by mail using the proxy card or voting instruction card enclosed therein as promptly as possible in order to ensure your representation at the 2021 Annual Meeting. You may revoke your proxy at any time before it is exercised by giving our Corporate Secretary written notice of revocation by mail, or submitting a later-dated proxy by Internet or telephone. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the 2021 Annual Meeting, you must obtain from the record holder a proxy issued in your name. We have a confidential voting policy, such that no proxy, ballot or voting tabulation which identifies the particular vote of a shareholder on any matter submitted for a vote of shareholders at any meeting of shareholders will be disclosed to the Directors or officers of the Company except: (1) as necessary to meet applicable legal requirements; (2) to permit inspectors of election to certify the results of the vote; or (3) in a contested proxy solicitation.

PROXY STATEMENT SUMMARY

Record Date	February 18, 2021
Meeting Date	April 13, 2021, 1:30 p.m. (Pacific Time)
Location
Virtual live webcast. You will be able to attend the annual meeting, vote, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/AVO2021. Further information regarding attendance, including how to access the virtual meeting, is set forth in the “Attending the Virtual Annual Meeting” section of the Proxy Statement

This summary highlights information contained elsewhere in our Proxy Statement and does not contain all of the information that you should consider. We encourage you to read the entire Proxy Statement carefully before voting. We made this Proxy Statement first available to stockholders on February 25, 2021.
Stockholder Voting Matters

Proposal	Board’s Voting Recommendation	Page Reference
Elect three Director nominees	FOR EACH	3
Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2021.	FOR	16

How to Vote
Instructions for voting are also located on your proxy card.

:	Vote Online at www.proxyvote.com before 11:59 p.m. Eastern time on April 12, 2021. You will need to have your 16‐digit control number included on your proxy card.	(
Vote by Telephone
1-800-690-6903 Use any touch-tone telephone to transmit your vote before 11:59 p.m. Eastern Time on April 12, 2021. You will need to have your 16‐digit control number included on your proxy card.
			*	Vote by Mail Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Corporate Governance Highlights
•Five of our current eight directors are independent and the Audit, Compensation, and Nominating and Corporate Governance Committees are 100% independent.
•Our Board of Directors reflects diversity in gender, ethnicity, experience, and skills.
•The Board holds regular executive sessions of non-management directors.
•Our management regularly engages with current and potential investors.

Criteria	Detail
Audit, Compensation, and Nominating and Corporate Governance Committees Consist Entirely of Independent Directors	Yes
Classified Board	Yes
All Directors Attended More Than 75% of Meetings Held	Yes
Annual Board and Committee Self Evaluations	Yes
Code of Ethics and Conduct	Yes
Corporate Governance Guidelines	Yes
Stockholder Rights Plan (Poison Pill)	No
Supermajority Provision to Approve Business Combinations	No
Separation of CEO and Chairman Roles	Yes

Our Current Board of Directors

Steve Barnard	 Steve Beebe	 Steve Bershad	 Luis Gonzalez	 Bonnie Lind	 Jay Pack	 Linda Segre	 Bruce Taylor
Board Experience:	●	●	●	●	●	●	●	●
Senior Leadership Experience:	●	●	●	●	●	●	●	●
Food and Agriculture Experience:	●	●	●	●		●	●	●
Public Sector Experience:			●		●		●	
Independent	No	Yes	No	No	Yes	Yes	Yes	Yes
Board Committees:								
Compensation		●				●	●	
Audit		●			●	●		
Nominating and Corporate Governance		●			●			●
Director since:	1983	1995	2012	2011	2020	2008	2020	2001
Age:	68	76	79	70	62	68	60	64
Gender:	M	M	M	M	F	M	F	M
Race/Ethnicity:								
Hispanic/ Latino				●				
Caucasian/White	●	●	●		●	●	●	●
African American/Black								
Asian

Mr. Beebe, Mr. Bershad and Mr. Pack will stand for re-election at the 2021 Annual Meeting.
Executive Compensation Highlights
•Together with our Compensation Committee, we are committed to designing a compensation program that aligns the interests of our executives with the long-term interests of our stockholders. We continuously seek to evolve our approach and stay connected with the views of our stockholders.
•Our executive compensation programs and policies are intended to support the development and retention of a strong executive team, provide appropriate incentives that support our business strategy and values, build and retain a talented team and mitigate risks associated with compensation. We strive to provide a total compensation package that fairly and equitably rewards our senior leadership as a team and as individuals, from each of whom we expect superior performance.
•We have designed our executive pay programs to reward executives for positive company performance and align their interests with those of our stockholders by having a significant portion of compensation composed of performance-based compensation and equity grants. We provide an appropriate balance of short- and long-term compensation, with payouts based on the Company’s achievement of certain objective financial metrics and specific business area objectives. We have structured our short-term incentive opportunities to focus on the achievement of specific annual financial objectives that will further our longer-term growth objectives. We use our long-term incentive (equity) compensation to provide incentives for our executive officers to focus on the growth of our overall enterprise value and, correspondingly, to create value for our stockholders.
•In designing and implementing our executive compensation programs, we follow practices that promote good governance and serve the interests of our stockholders, with maximum payout caps for annual cash incentives and long-term performance awards.
•Pearl Meyer & Partners, LLC, or Pearl Meyer, a national compensation consulting firm, has assisted the Compensation Committee in developing our executive compensation program. Other than advising the Compensation Committee, Pearl Meyer did not provide any services to the company in 2020. The Compensation Committee has evaluated Pearl Meyer’s independence pursuant to the requirements of the Nasdaq and the factors set forth in the SEC rules and has determined that Pearl Meyer is independent and no conflict of interest has arisen as a result of the work performed by Pearl Meyer during fiscal year 2020.

Environmental, Social and Governance Matters
For over 35 years, sustainability has been a priority of Mission Produce. We are committed to the health, safety and productivity of our land, people and partners, while focusing on reducing our environmental impact. We actively promote ethical practices across our network of people, facilities and communities.
Sustainability Governance
We created a cross-departmental Sustainability Steering Committee, and a working group of globally encompassing teams, who report directly to our Executive leadership, with oversight by the Board of Directors.
We have identified our sustainability priorities through stakeholder input with a comprehensive sustainability material assessment grounded in the Global Reporting Initiative (GRI). We anticipate publishing our 2020 Environmental, Social and Governance (ESG) Report in March 2021, which aligns our material sustainability topics with the Sustainable Accounting Standards Board (SASB).
Taking Action
We have developed dynamic goals across sustainability topics of priority to keep Mission Produce accountable and transparent in our progress toward a more sustainable future. These priority topics include Diversity, Equity and Inclusion (DEI), Climate Risk, Waste Reduction and Community Investment.
We rely on our people, state-of-the-art technology and infrastructure, as well as the advice of industry experts to ensure the finest for our people, product and planet.
Diversity, Equity and Inclusion
As we analyze the status and impact of DEI on our organization, we aim to gain more understanding of how to promote DEI in our workforce and our industry through actionable goals, including:
•Sponsoring the produce industry’s first-ever DEI initiative in 2021, conducted by the Center for Growing Talent of the Produce Marketing Association.
•Conducting annual DEI employee and management training throughout our network to encourage and train our people to work compatibly.
•Diversifying the applicant pool for our internship program by leveraging and growing relationships with diverse colleges.
•Reporting Pay Equity Analyses to our Board of Directors on an annual basis.
A look at our current Board of Directors and Workforce:
•The Board of Directors is 12.5% Hispanic or Latino, 87.5% Caucasian and 25% women.
•Our global workforce comprises nearly 50% women, almost 20% of whom were promoted in 2020.
•Across the U.S. and Canada, our workforce is reported to be 62% Hispanic or Latino, 26% Caucasian, 6% Black or African American, 3% Asian, 3% undisclosed and 1% two or more ethnicities.
Climate Risk and Waste Reduction
Improving Sustainability Reporting
•We aim to more effectively monitor, understand and mitigate the effects of our operations on climate risk by:
◦Integrating and unifying our sustainability practices across our entire global network.
◦Improving our tracking and reporting of scope 1 and 2 emissions, which refers to direct and indirect emissions from our owned sources, including on-site and fleet fuel consumption, electricity and cooling.
◦Collecting scope 3 emissions data in the coming years, which tracks emissions from sources not controlled or owned by us, such as activities involving waste disposal, wastewater treatment, or employee travel.

Sustainable Farming
Our farming practices are designed with a deep respect for the environment and our earth’s natural resources. We understand the importance of preserving wildlife and diversity to ensure natural sustainability for all life forms.
•Across our global farms, we maintain and care for biodiversity through many practices, including through nutritional monitoring of plant and animal ecosystems in our fields, strong attention to soil health, staff trainings on biodiversity, the practice of beekeeping to preserve flora, the posting of signage in areas we need to protect and by studying soil dynamics.
•Avocado plants provide a dual benefit in combating climate change— our orchards convert carbon dioxide into oxygen through photosynthesis, in addition to creating fertile soil.
•In 2020, we planted a total of 796,487 trees and have another 1,248,900 trees in production.
Water Management
Across our operations, we employ an advanced water treatment and irrigation system to eliminate water waste from avocado production. Our processes were designed, and are continuously updated, to keep our water usage per avocado well below the industry average.
•On average, we use 40% less irrigation water to produce a single avocado when compared against the average California grower1.
•Compared to the average grower in La Libertad, Peru, we use 33% less water to produce a single avocado at our Arato and Beggie farms, and 48% less water to produce a single avocado at our Olmos farm2.
Our water management system is specially designed to meet the needs of each region, adjusted to the climate and unique properties of the local environment.
Waste Management
We hold a vision to convert our operations, to the extent possible, into no-waste facilities, and are working with suppliers who share this vision.
•In 2020, we reduced our total waste by 16.2% compared to 2019, amounting to a total of 3,361.75 metric tons.
•Since 2018, we’ve reduced waste sent to landfills by 32% and increased recycled waste by 9%, due to increased recycling in North America.
•We aim to implement a reduced plastic bag in at least 50% of the bags we pack and ship globally by fiscal year 2025 to address the harmful effects of plastic waste on the environment.
•We’ve partnered with Hazel Technologies to conquer food waste with Avolast Powered by Hazel®, which prolongs the shelf-life of ripe avocados by an additional 2 - 4 days. We aim to apply this waste-reducing innovation to 22.5 million pounds of avocados to combat food waste by the end of 2021.
•In July 2020, we redesigned our pallet configuration, which resulted in:
◦The removal of 285 trucks over-the-road from our supply chain, meaning we transported approximately 25 million avocados more efficiently
◦The preservation of 20.6 acres from deforestation from packaging
◦More than 600,000 pounds of additional wood saved from the reduction of pallet usage
◦A nearly 700 megatons overall reduction in carbon dioxide emissions
Renewable Energy
We constantly explore alternative sources of energy for our operations. Our advancements in solar energy have already reduced our energy consumption, and multiple projects are in progress to expand this practice to other Mission-owned farms, globally.
1 According to the California Avocado Commission Industry Statistical Data, from 2015-2019, the average pounds of avocado per bearing acre was 5,832.50 pounds. Mission Produce farms in California produce an average of 15,000-20,000 pounds of avocados per bearing acre.
2 According to the Junta de Usuarios de Riego Presurizado del Distrito de Riego Moche Virú Chao, the average grower in La Libertad produces 15 tons of avocados per hectare and uses 18,000 m3 of water per hectare.

•In 2020, we were able to decrease our total global scope 1 and 2 emissions by 15.8% compared to 2019 amounting to a total of 23,339.05 metric tons CO2e, due to improved control of our refrigeration systems.
•Solar panels at the packing facility in Oxnard, California, power almost three-quarters of the facility during peak season, and more facilities are transitioning each year.
•We initiated our Elkins ranch project, a new long-term lease of an 85-acre ranch in the fertile growing region of Fillmore, California, to develop an advanced avocado grove with the incorporation of solar panels to offset power usage.
•In Peru, we are constructing a solar power park with the capacity to generate 3.2 megawatts peak to continue the reduction in use of fossil fuels and greenhouse gas emissions.
Food Safety
A priority goal for Mission Produce is our extreme attention to food safety in every aspect of growing, packing and shipping avocados to the market. We have a centralized department comprised of scientists, engineers, project managers, sanitation professionals and global food safety experts that manage the global uniformity for all food safety programs. We implement Good Agricultural Practices (GAP) and Good Harvesting Practices (GHP) where we grow, and are certified by the Global Food Safety Initiative (GFSI), the BRC Global Standard for Food Safety, The PrimusGFS Food Safety Audit and the International Featured Standards (IFS).
Community Investment
Mission’s people are our most important stakeholders. Keeping our people safe and supported by ethical practices allows us to operate as a responsible and sustainable company.
•Mission Produce sets a goal to increase charitable giving by 50% by the end of 2022.
•We emphasize internal development and promotion, as well as provide performance-based bonuses and salary raises.
•In Mexico, we provide an elementary and high school education program for employees, where we host professors on-site to hold classes and teach literary skills, providing participants with a certification that is equivalent to a high school diploma.
•From our U.S. internship program, 66% of interns from 2018-2019 who completed their degrees have joined our team on a full-time basis.
•Since 2018, we have donated a total of $562,972, in addition to supplemental resources and materials not included in the dollar amount, to support education growth and access, children and food insecurity.
•This year, we pledged a $100,000 donation to Brighter Bites, a Houston-based nonprofit that delivers fresh fruits and vegetables directly into families’ hands, paid over the next three years.
Our sustainability objectives strive to provide deeper insight into how to reduce our environmental footprint and improve our company sustainability. More details on our commitments and actions towards a more sustainable future can be found on our website at www.worldsfinestavocados.com.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 13, 2021

INTRODUCTION
This Proxy Statement is furnished in connection with the solicitation of proxies, on behalf of the Board of Directors of Mission Produce, Inc., a Delaware corporation (“we,” “our,” the “Company” or “Mission”), for use at our 2021 Annual Meeting of Stockholders (“2021 Annual Meeting”) to be held on Tuesday, April 13, 2021, at 1:30 p.m. Pacific Time, or at any adjournment or postponement thereof. At the 2021 Annual Meeting, you will be asked to consider and vote on the matters described in this Proxy Statement. The 2021 Annual Meeting will be held virtually on the Internet. You will be able to attend the annual meeting, vote, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/AVO2021. Only common stockholders of record at the close of business on February 18, 2021, which is the record date for the 2021 Annual Meeting, are permitted to vote at the 2021 Annual Meeting and any adjournment or postponement thereof.
The Company’s Board of Directors (the “Board of Directors” or “Board”) is soliciting your vote to:
1.Elect each of the three director nominees named in this Proxy Statement to the Company’s Board of Directors.
2.Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2021.
On February 25, 2021, we began mailing this proxy statement to all stockholders of record as of February 18, 2021. A copy of our Annual Report on Form 10-K (including our financial statements) for the year ended October 31, 2020, filed with the SEC on January 19, 2021, is enclosed with this mailing. This document constitutes our Annual Report to Stockholders, and is being made available to all stockholders entitled to receive notice of and to vote at the 2021 Annual Meeting. Except as otherwise stated, the Annual Report on Form 10-K is not incorporated into this Proxy Statement and should not be considered proxy solicitation material. Additional copies of our Annual Report on Form 10-K may be downloaded free of charge on the “Investor Relations” section of our website, www.investors.missionproduce.com, or on the SEC’s website at www.sec.gov, also free of charge.
ANNUAL MEETING INFORMATION
Proxies
You may vote at the 2021 Annual Meeting or by proxy if you are a record holder. There are three ways to vote by proxy: (1) on the Internet by following the instructions on your proxy card, (2) by telephone by calling 1-800-690-6903 and following the instructions on your proxy card or (3) by mail. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If your shares are held in the name of a bank, broker or another holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Internet and telephone voting will also be offered to stockholders owning shares through certain banks and brokers.
You may revoke your proxy at any time before it is exercised at the 2021 Annual Meeting by (1) giving our Corporate Secretary written notice of revocation, (2) delivering to us a signed proxy card with a later date, or (3) granting a subsequent proxy through the Internet or telephone. Written notices of revocation should be addressed to Mission Produce, Inc., 2710 Camino Del Sol, Oxnard, California 93031, Attention: Jeremy Warren.
All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxy. Other than with respect to certain trustees who hold our shares in trust, if you submit proxy voting instructions but do not direct how to vote on each item, the persons named as proxies will vote in favor of each of the proposals. Our Board of Directors is unaware of any matters other than those described in this Proxy Statement that may be presented for action at our 2021 Annual Meeting. If other matters do properly come before our 2021 Annual Meeting, however, it is intended that shares represented by proxies will be voted in the discretion of the proxy holders.
If you are a beneficial owner and hold your shares in the name of a bank, broker or another holder of record and do not return the voting instruction card, the broker or another nominee may vote your shares on each matter at the 2021 Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, which include the ratification of the selection of the independent registered public accounting firm. Brokers will not have the discretion to vote on any of the other proposals presented at the 2021 Annual Meeting.
We will bear all costs of soliciting proxies.

Record Date and Voting Rights
Our Board of Directors has fixed February 18, 2021, as the record date for determining the stockholders who are entitled to notice of, and to vote at, our 2021 Annual Meeting. Only common stockholders of record at the close of business on the record date will receive notice of, and be able to vote at, our 2021 Annual Meeting. As of the record date, there were 70,550,922 shares of our common stock outstanding held by 12,769 record holders. A majority of the stock issued and outstanding and entitled to vote must be present at our 2021 Annual Meeting, either in person or by proxy, in order for there to be a quorum at the meeting. Each share of our outstanding common stock entitles its holder to one vote. Shares of our common stock with respect to which holders are present at our 2021 Annual Meeting but not voting, and shares for which we have received proxies but with respect to which holders of the shares have abstained, will be counted as present at our 2021 Annual Meeting for the purpose of determining whether or not a quorum exists. “Broker non-votes” will also be counted as present for the purpose of determining whether a quorum exists. Broker non-votes are shares of common stock held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner.
Votes will be tabulated by the inspector of election appointed for the 2021 Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
Attending the Virtual Annual Meeting
Stockholders of record at the close of business on February 18, 2021 will be able to attend the annual meeting, vote, and submit questions during the 2021 Annual Meeting by visiting www.virtualshareholdermeeting.com/AVO2021 on Tuesday, April 13, 2021, at 1:30 p.m. Pacific Time. You should ensure that you have a strong internet connection wherever you intend to participate in the meeting. You should also give yourself enough time to log in and ensure that you can hear streaming audio prior to the start of the meeting. You will need to have your 16‐digit control number included on your proxy card to join the Annual Meeting.
Year End Reporting Convention
We report our results of operations based on our fiscal year ended on October 31.

PROPOSAL 1— ELECTION OF DIRECTORS
Board Structure
Our Board of Directors currently consists of eight members. In accordance with our certificate of incorporation, our Board of Directors are divided into three classes with staggered three year terms. At each annual meeting of stockholders after the initial classification, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our current directors are divided among the three classes as follows:
•Class I Directors are Stephen A. Beebe, Stephen W. Bershad and Jay A. Pack, and their terms will expire at the 2021 Annual Meeting;
•Class II Directors are Luis A. Gonzalez and Bruce C. Taylor, and their terms will expire at the annual meeting of stockholders to be held in 2022; and
•Class III Directors are Stephen J. Barnard, Bonnie C. Lind and Linda B. Segre, and their terms will expire at the annual meeting of stockholders to be held in 2023.
This classification of our Board of Directors may have the effect of delaying or preventing changes in control of our Company.
Class I Election
The three nominees for election as Class I directors are listed below. If elected, the nominees for election as Class I directors will serve for a term of three years and until their successors are elected and qualify. Unless you instruct us on the proxy card to vote differently, we will vote signed, returned proxies FOR the election of such nominees. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board.
Class I Nominees
To be elected, a nominee must receive a plurality of the votes cast. The Nominating and Corporate Governance Committee and the Board believe that each Class I nominee brings a strong and diverse set of skills and experiences to the Company that strengthen our Board’s leadership and effectiveness with respect to our business and long-term strategy. The Class I nominees are as follows:

Stephen A. Beebe Age: 76 Director Since: 1995 Board Committees: •Compensation •Audit •Nominating and Corporate Governance
Stephen A. Beebe was appointed a director of Mission in 1995 and served as Chairman of our Board of Directors from 2003 until 2020. From 1993 until his retirement in 2002, Mr. Beebe served as the President and Chief Executive Officer of the J.R. Simplot Company, one of the largest privately held diversified agribusiness companies in the United States. He guided the Simplot Company through expansions in Canada, Mexico, Australia, China and Europe. Mr. Beebe continues to serve as a director for the Simplot Company, where he is a member of the Audit Committee. Mr. Beebe is also a co-manager of JRS Properties 111, which is a Simplot family partnership. He is a member of the executive committee of the United States Golf Association, in which he chairs the Audit Committee and Equipment Standards Committees.

Mr. Beebe received a Juris Doctorate from the University of Idaho, is a member of the Idaho Bar Association (retired) and a graduate of the Stanford University Executive Program. In 2002, Mr. Beebe was awarded an Honorary Doctorate of Agriculture Science from the University of Idaho.

Stephen W. Bershad Age: 79 Director Since: 2012 Board Committees: •None
Stephen W. Bershad was appointed a director in 2012 and Chairman of our Board of Directors in 2020. Mr. Bershad currently serves as the Chairman of the Board of Directors of Novanta Inc. (NASDAQ: NOVT), a manufacturer of highly engineered proprietary components sold to medical and advanced technology equipment manufacturers. Prior to his chairmanship with Novanta, Mr. Bershad was Chairman and Chief Executive Officer of Axsys Technologies, Inc., a manufacturer of surveillance and imaging equipment, from 1986 until 2009. Previously, he was a Managing Director of Lehman Brothers, Inc., an investment banking firm, and its predecessor firms, where he held a series of senior management positions in private equity and mergers and acquisitions. Until 2018, Mr. Bershad was Chairman of the Board of Directors of EMCOR Group (NYSE:EME), a Fortune 500 leader in mechanical and electrical construction, energy infrastructure and facilities services for a diverse range of businesses. Mr. Bershad is also an avocado grower in the Southern California area and has extensive experience in the avocado and lemon industry.

Mr. Bershad received a Bachelor of Science degree from the University of Southern California and a Juris Doctorate from the University of California at Los Angeles.

Jay A. Pack Age: 68 Director Since: 2008 Board Committees: •Compensation •Audit
Jay A. Pack was appointed a director in 2008. Mr. Pack is the former owner of Standard Fruit and Vegetable, an integrated re-packer, logistics and value-added produce company, which was sold to Del Monte in 2003. He currently serves on the boards of Coastal Sunbelt Produce, a foodservice distributor serving the Mid-Atlantic states, and Misionero, a leading vegetable grower. Previously, Mr. Pack was a director of Earthbound Farms and Combs Produce. He also served as a trustee of Sarah Lawrence College, board member of the Produce Marketing Association (“PMA”), Chairman of the PMA Foodservice Division, board member of the Dallas Jewish Federation and as President of the North Texas Food Bank. In 2019, he became a minority owner of the Kansas City Royals of Major League Baseball.

Mr. Pack received a Bachelor of Science degree from Boston University and a Master of Business Administration degree from Southern Methodist University.

The Board of Directors recommends that you vote FOR each of the director nominees.

Continuing Directors
The five directors whose terms will continue after the annual meeting and will expire at the 2022 annual meeting (Class II) or the 2023 annual meeting (Class III) are listed below:

Stephen J. Barnard Age: 68 Director Since: 1983 Board Committee: •None
Stephen J. Barnard founded Mission Produce in 1983, and he currently serves as our President and Chief Executive Officer and is a director. Prior to founding Mission Produce, Mr. Barnard worked in the lettuce and avocado divisions of Santa Clara Produce, Inc. Mr. Barnard is the past Chairman of the Produce Marketing Association, past Chairman of the Western Growers Association, past Director of the California Avocado Commission and past Director of Sunkist Growers. He currently serves as a Director for the Cal Poly Foundation.

Mr. Barnard received a Bachelor of Science degree in agricultural business management from California Polytechnic State University, San Luis Obispo.

Luis A. Gonzalez Age: 70 Director Since: 2011 Board Committee: •None
Luis A. Gonzalez was appointed a director in 2011. Mr. Gonzalez owns various real estate and other investments. Mr. Gonzalez founded Austral Group S.A., Peru, which was the second largest fishing and marine based food producer in Peru before it was sold in 2001. Mr. Gonzalez founded Camposol S.A., the leading agroindustrial company in Peru and the largest exporter of asparagus in the world and sold it in 2007. Mr. Gonzalez also co-founded Grupo Arato in 2011 and his family sold their interest to us in 2018. In 2007, Mr. Gonzalez was honored with the “Comendador por Servicios Distinguidos” medal by the President of Peru for his contributions to the country.

Mr. Gonzalez studied mechanical engineering at Saarbrücken Fachhochschule in Germany.

Bonnie C. Lind Age: 62 Director Since: 2020 Board Committees: •Audit •Nominating and Corporate Governance
Bonnie C. Lind was appointed a director in 2020. Ms. Lind is the retired Senior Vice President, CFO and Treasurer of Neenah, Inc., (NASDAQ: NP), a publicly traded technical specialties and fine paper company, a position she held from June 2004 to May 2020. Prior to that, Ms. Lind held a variety of increasingly senior financial and operations positions with Kimberly-Clark Corporation, (NASDAQ: KMB) a manufacturer of personal care, consumer tissue and health care products, from 1982 until 2004. She has been a member of the Board of Directors of Hubbell Incorporated since January 2019, where she serves on the Audit and Nominating and Corporate Governance Committees. She is also a member of the Board of Directors of U.S. Silica, Inc. where she serves on the Audit and Nominating and Corporate Governance committees. She was previously a director at Federal Signal Corporation from 2014 to 2018, where she served on the Nominating and Governance Committee and the Audit Committee. She was also previously a director of Empire District Electric Company from 2009 to 2017 and was a member of the Audit Committee and Chairman of its Nominating and Corporate Governance Committee, until the company was acquired.

Ms. Lind holds a Bachelor of Business Administration (Finance) with honors from the University of Georgia.

Linda B. Segre Age: 60 Director Since: 2020 Board Committee: •Compensation
Linda B. Segre was appointed a director in 2020. She is a member of the Board of Directors of Callaway Golf Company (NASDAQ:ELY) where she is chair of the compensation and management succession committee. She is also a member of the Board of Directors of Pecan Grove Farms and Schwab Charitable. From 2009 until 2016 she was with Diamond Foods (NASDAQ:DMND) where she served as Executive Vice President, Chief Strategy and People Officer. Before joining Diamond Foods, Ms. Segre served as Managing Director of Google.org and prior to that as Vice President and Managing Director of The Boston Consulting Group’s San Francisco Office.

Ms. Segre holds a degree in economics with academic distinction from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

Bruce C. Taylor Age: 64 Director Since: 2001 Board Committee: •Nominating and Corporate Governance
Bruce C. Taylor was appointed a director in 2001. Mr. Taylor founded Taylor Fresh Foods, a $4 billion producer of salads, fresh vegetables and healthy fresh food, in 1995 and serves as Chairman and CEO.

Mr. Taylor received a Bachelor of Science degree (Business) and a Bachelor of Arts degree (Development Studies) from the University of California Berkeley and a Masters in Business Administration from Harvard University.

CORPORATE GOVERNANCE AND GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES
Our Board of Directors
Our Board of Directors currently consists of eight directors. During fiscal year 2020, the Board of Directors held four meetings. Each member of the board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the board (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the board on which such person served (during the periods that such person served).
There are no family relationships among our executive officers and directors.
Board Leadership Structure
Our Board of Directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. Our bylaws and corporate governance guidelines provide our Board of Directors with flexibility to combine or separate the positions of Chairman of the Board of Directors and Chief Executive Officer. We currently have separated the positions, with Mr. Barnard serving as Chief Executive Officer and Mr. Bershad serving as Chairman of the Board of Directors. Our Board of Directors currently believes that our existing leadership structure is effective, provides the appropriate balance of authority between independent and non-independent directors, and achieves the optimal governance model for us and for our stockholders.
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines. The Board and the Nominating and Corporate Governance Committee are responsible for reviewing and amending these guidelines as they deem necessary and appropriate. The Nominating and Corporate Governance Committee is responsible for overseeing the system of corporate governance of the Company. The Corporate Governance Guidelines are available without charge on the Investor Relations portion of our website, www.investors.missionproduce.com.
Codes of Conduct and Ethics
We have adopted a written code of conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and to third parties with whom we conduct business, including agents, representatives, joint venture partners, consultants and subcontractors. We have posted current copies of these codes on the Investor Relations portion of our website, www.investors.missionproduce.com. In addition, we will post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the codes.

Board Meetings and Attendance
Directors are expected to attend each board meeting, each meeting of the committees on which they serve, and the Annual Meeting of Stockholders.
Risk Oversight
Although management is responsible for the day-to-day management of the risks our company faces, our Board of Directors and its committees take active roles in overseeing the management of our risks and bear the ultimate responsibility for risk management. The Board of Directors regularly reviews information regarding our operational, financial, legal and strategic risks. Specifically, senior management attends quarterly meetings of the Board of Directors, provides presentations on operations including significant risks, and is available to address any questions or concerns raised by our Board of Directors.
In addition, our three Board of Directors committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee coordinates the Board of Directors’ oversight of our internal control over financial reporting, disclosure controls and procedures, related party transactions, code of conduct, and general corporate governance guidelines. Management regularly reports to the Audit Committee on these areas. The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs, as well as succession planning as it relates to our Chief Executive Officer. The Nominating and Corporate Governance Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, and succession planning for our directors. When any of the committees receive a report related to material risk oversight, the chairman of the relevant committee will report on the discussion to the full Board of Directors.
Annual Board Performance Assessment
The Board of Directors and each of the Audit, Compensation, and Nominating and Corporate Governance Committees intend to perform annual assessments of their operations and effectiveness and set goals for the future.
Board Independence
The Board has determined that five of our current eight directors (Mr. Beebe, Ms. Lind, Mr. Pack, Ms. Segre and Mr. Taylor) are independent under our Corporate Governance Guidelines and the independence criteria for directors established by the Nasdaq. As a result, we currently have a majority of independent directors and satisfy the applicable rule of the Nasdaq.
Selection of Nominees for Election to the Board
Both the Nominating and Corporate Governance Committee and the Board of Directors seek the talents and backgrounds that would be most helpful to the Company in selecting director nominees. In particular, the Nominating and Corporate Governance Committee, when recommending director candidates to the full Board of Directors for nomination, may consider whether a director candidate, if elected, assists in achieving a mix of board members that represents a diversity of background and experience.
Our Commitment to Board Diversity
The Board of Directors is committed to diversity and focuses on diversity in seeking new candidates to be considered for the Board. We currently have two female Directors and one Hispanic Director.
Process for Stockholders to Recommend Director Nominees
Stockholders wishing to nominate a candidate for director at an annual meeting must (a) provide Timely Notice (as defined in Section 2.4(b) of the Company’s bylaws) to the Corporate Secretary, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth in the Company’s bylaws, and (c) provide any updates or supplements to such notice at the times and in the forms required by the bylaws.
Communications with the Board
Any stockholder or other interested party may contact the Board, including any non-employee director or the non-employee directors as a group, or the Chairman by writing to our Corporate Secretary at 2710 Camino Del Sol, Oxnard, California 93031. In general, any stockholder communication delivered to our Corporate Secretary for forwarding to the Board, the Chairman or a specified group of Board members will be forwarded in accordance with the stockholder’s instructions. However, our Corporate Secretary reserves the right not to forward to the Board members any abusive, threatening or otherwise inappropriate materials.

Anti-Hedging Policy
Under our Insider Trading Policy, we prohibit our employees, including our executive officers, and Board members, from hedging the risk associated with ownership of shares of our common stock and other securities.
Board Committees
Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The charter of each committee is available without charge on the Investor Relations portion of our website, www.investors.missionproduce.com.
Audit Committee
Our Audit Committee oversees our corporate accounting and financial reporting process of the Company. The Audit Committee's duties and responsibilities include, but are not limited to:
•responsible for the appointment, compensation, retention, evaluation and oversight of the independent auditor;
•reviews our critical accounting policies and estimates;
•reviews our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;
•reviews our financial controls and procedures, internal audit function, and policies with respect to risk assessment and management.
The current members of our Audit Committee are Ms. Lind (chairperson), Mr. Beebe and Mr. Pack. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board of Directors has determined that Ms. Lind is an Audit Committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Under the rules of the SEC, members of the Audit Committee must also meet heightened independence standards. However, a minority of the members of the Audit Committee may be exempt from the heightened Audit Committee independence standards for one year from the date of effectiveness of the registration statement of which this prospectus forms a part. Our Board of Directors has determined that each of Ms. Lind, Mr. Beebe and Mr. Pack are independent under the heightened Audit Committee independence standards of the SEC and Nasdaq. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.
The Audit Committee met four times during fiscal year 2020.
Compensation Committee
Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our officers and employees. Among other matters, the Compensation Committee:
•reviews and recommends corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers;
•evaluates the performance of these officers in light of those goals and objectives and recommends to our Board of Directors the compensation of these officers based on such evaluations;
•makes recommendations to our Board of Directors regarding incentive compensation and equity-based plans and arrangements; and
•annually reviews management succession plans for executive officers; and
•reviews and evaluates, at least annually, the performance of the Compensation Committee and its members, including compliance by the Compensation Committee with its charter.
The current members of our Compensation Committee are Ms. Segre (chairperson), Mr. Beebe and Mr. Pack. Each of the members of our Compensation Committee is independent under the applicable rules and regulations of Nasdaq and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.
The Compensation Committee met four times during fiscal year 2020.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships of our Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board of Directors concerning governance matters. The current members of our Nominating and Corporate Governance Committee are Mr. Beebe (chairperson), Ms. Lind and Mr. Taylor. Each of the members of our Nominating and Corporate Governance Committee is an independent director under the applicable rules and regulations of Nasdaq relating to Nominating and Corporate Governance Committee independence. The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.
The Nominating and Corporate Governance Committee met once during fiscal year 2020.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2019, the members of our Compensation Committee were Mr. Beebe (chair), Mr. Bershad and Mr. Taylor. In fiscal year 2020, the members of our Compensation Committee were Ms. Segre (Chair), Mr. Beebe and Mr. Pack, and Mr. Bershad also served for part of the fiscal year through July 2020. No member of our Compensation Committee is or has been a current or former officer or employee of us. We have not had any related party transactions with Mr. Beebe or Mr. Taylor, but we have purchased avocados from Rancho Guacamole, LLC, which is an avocado grower in Southern California that is solely owned by Mr. Bershad; those purchases have totaled approximately $2.6 million and $0.7 million in fiscal years 2020 and 2019, respectively, and were made at market prices similar to purchases from other growers. None of our executive officers served as a director or a member of a Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our Compensation Committee during fiscal year 2020.

EXECUTIVE OFFICERS
Our current executive officers are as follows:

Name	Age	Position(s) Held
Stephen J. Barnard	68	President, Chief Executive Officer and Director
Bryan E. Giles	50	Chief Financial Officer
Michael A. Browne	62	Chief Operating Officer
Juan R. Wiesner	66	President of Grupo Arato
Ross W. Wileman	73	Senior Vice President, Sales and Marketing
The following section sets forth certain background information regarding those persons currently serving as our executive officers:
Stephen J. Barnard founded Mission Produce in 1983, and he currently serves as our President and Chief Executive Officer and is a director. Prior to founding Mission Produce, Mr. Barnard worked in the lettuce and avocado divisions of Santa Clara Produce, Inc. Mr. Barnard is the past Chairman of the Produce Marketing Association, past Chairman of the Western Growers Association, past Director of the California Avocado Commission and past Director of Sunkist. He currently serves as a Director for the Cal Poly Foundation. Mr. Barnard received a Bachelor of Science degree in agricultural business management from California Polytechnic State University, San Luis Obispo.
Bryan E. Giles has served as our Chief Financial Officer since 2018. Prior to his role as Chief Financial Officer, Mr. Giles was the Vice President of Finance, a role he held since 2012. Before joining Mission, Mr. Giles worked at Tecom Industries Inc., a division of Smiths Group, in multiple capacities including Vice President of Finance & Administration and Vice President of Finance – MSS Technology Group. Prior to this, Mr. Giles started his career at Deloitte & Touche LLP. Mr. Giles is a Certified Public Accountant licensed in the state of California. Mr. Giles received a Bachelor of Science degree and a Master of Business Administration degree from California State University, Northridge.
Michael A. Browne joined us in February 2020. Prior to joining Mission Produce, Mr. Browne served as the Vice President of fresh operations at Calavo Growers, Inc. Before he joined Calavo Growers, Inc., Mr. Browne served as the founder and co-owner of Fresh Directions International, a closely held multinational fresh produce company that he founded in 1997. Mr. Browne received a Bachelor of Science degree in agricultural business management from California Polytechnic State University, San Luis Obispo.
Juan R. Wiesner has been an executive of Grupo Arato since 2014 and prior to that worked with Mr. Gonzalez on various real estate and other investments. Mr. Wiesner served as a manager of Camposol S.A., one of the largest agricultural companies in South America, until 2007. Mr. Wiesner received a civil engineering degree from Universidad Nacional de Colombia.
Ross W. Wileman has served as our Senior Vice President of Sales and Marketing since November 2019, where he is in charge of sales, marketing and sourcing. Mr. Wileman previously served as our Vice President, Food Safety from January 2016 to October 2019. From August 1988 to December 2015, Mr. Wileman served as Vice President of Sales, where he led our marketing and growth efforts. Prior to that time, Mr. Wileman served in the United States military, where he was a Chief Warrant Officer II.

Executive Compensation
This section discusses the material components of the executive compensation program for our executive officers who are named in the “2020 Summary Compensation Table” below. In fiscal year 2020, our “named executive officers” and their positions were as follows:
•    Stephen J. Barnard, President, Chief Executive Officer and Director;
•    Bryan E. Giles, Chief Financial Officer; and
•    Michael A. Browne, Chief Operating Officer.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in the discussion.
2020 Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for the fiscal years ended October 31, 2020 and 2019, respectively.

Name and Principal Position	FiscalYear	Salary		Bonus(1)		Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Nonqualified Deferred Compensation Earnings	All Other Compensation(4)	Total
Stephen J. Barnard	2020	$700,024		$700,024		$—	$700,024	$46,341	$36,385	$2,182,798
President, Chief Executive Officer and Director	2019	569,051		875,030		11,275,676	700,024	18,942	35,677	13,474,400
Bryan E. Giles	2020	333,187	(5)	262,509		450,000	262,509	3,093	60,436	1,371,734
Chief Financial Officer	2019	260,117		246,114		—	196,892	—	59,284	762,407
Michael A. Browne	2020	249,047	(6)	49,220	(6)	450,000	196,882	—	40,877	986,026
Chief Operating Officer
(1)Amounts represent the discretionary portion of annual cash bonuses determined by the board, based on a subjective performance review of the Company’s overall financial performance for the applicable fiscal year. See “Narrative to Summary Compensation Table—Fiscal Year 2020 Bonuses” for a detailed discussion of the fiscal year 2020 bonuses.
(2)Amounts represent the full grant-date fair value of stock options granted during the applicable fiscal year computed in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”), rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all option awards made to executive officers in Note 9 to our 2020 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended October 31, 2020, filed with the SEC on January 19, 2021.
(3)Amounts represent the portion of the annual cash bonuses earned based on achievement of pre-approved performance criteria of the Company. See “Narrative to Summary Compensation Table—Fiscal Year 2020 Bonuses” for a detailed discussion of the fiscal year 2020 bonuses.
(4)Amounts represent medical insurance premiums, life insurance premiums and the Company’s 401(k) matching contributions, for Mr. Barnard, incremental costs to the Company for the personal use of a Company-owned car, and for Messrs. Giles and Browne, a car allowance.
(5)Mr. Giles' base salary increased from $262,522 to $350,012 effective December 29, 2019.
(6)Mr. Browne became our Chief Operating Officer in February 2020, as such, his fiscal year 2020 base salary and bonus reflect his partial year of service.
Narrative to Compensation Table
Fiscal Year 2020 Salaries
The named executive officers receive their respective base salaries to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.
The fiscal year 2020 base salaries for Messrs. Barnard, Giles, and Browne were $700,024, $350,012, and $350,012, respectively. Effective December 27, 2020, the Compensation Committee approved base salary increases for Messrs. Barnard, Giles, and Browne to $750,000, $400,000, and $375,000, respectively, to maintain each executive’s base salary relative to that of other similarly situated executives in our peer group.
Fiscal Year 2020 Bonuses
In fiscal year 2020 , Messrs. Barnard, Giles, and Browne were each eligible to receive an annual cash incentive bonus based on an operating income objective, with the amount of each bonus subject to downward or upward adjustment at the discretion of the board based on the board’s assessment of the Company’s overall financial performance for the fiscal year, including adjustments based on industry conditions, as well as the executive’s individual performance. For fiscal year 2020 , Mr. Barnard’s target cash incentive opportunity was 100% of his base salary and Messrs. Giles and Browne each had a target cash incentive opportunity equal to 75% of his applicable base salary. Fiscal year 2020 annual bonuses were based on a target budgeted operating income with respect to the Marketing and Distribution segment of the business and, for fiscal year 2020, this target was exceeded.
The following table sets forth the bonuses awarded for each named executive officer for fiscal year 2020.

	Fiscal Year 2020 Bonus Earned	Fiscal Year 2020 Bonus % of Target Bonus
Stephen J. Barnard	$1,400,048	200%
Bryan E. Giles	525,018	200%
Michael A. Browne(1)	246,102	125%
(1)Mr. Browne became our Chief Operating Officer in February 2020, as such, his fiscal year 2020 reflect his partial year of service.
Equity Compensation
We award stock options to our employees, including our named executive officers, as the long-term incentive component of our compensation program. Awards granted at or since our IPO in October 2020 were granted under the Mission Produce, Inc. 2020 Incentive Award Plan (the “2020 Plan”); prior to our IPO, awards were granted under the Mission Produce, Inc. Amended and Restated 2003 Stock Incentive Plan (the “2003 Plan”).
On September 30, 2020, our Board of Directors approved grants of stock options pursuant to the 2020 Plan to certain of our employees, including two of our named executive officers, in connection with our IPO. The following table sets forth the number of options granted to our named executive officers in fiscal year 2020.

	Grant Date	Stock Options	Exercise Price
Bryan E. Giles	9/30/2020	124,723	$12.00
Michael A. Browne	9/30/2020	124,723	$12.00
The stock options will each vest as to one-fourth of the shares underlying the stock option on each of the first four anniversaries of the grant date, subject to the executive’s continued service through the applicable vesting date.
Other Elements of Compensation
Retirement Plans
401(k) Plan
We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. The discretionary employer match for fiscal year 2020 was 100% on deferrals up to 3%, and 50% on deferrals over 3% up to 5%. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
Deferred Compensation Plan
We currently maintain the Mission Produce Deferred Compensation Plan, as may be amended from time to time, for certain of our employees, including our named executive officers. This plan provides eligible employees an opportunity to save for retirement and other purposes. Employees may defer a portion of their pre-tax base salary and annual bonus under the plan, which contribution amounts may be matched by Mission at our discretion. Matching contributions, if any, are immediately vested. Employees have an opportunity to earn returns (positive or negative) based on notional investment alternatives offered under the plan, but may only earn such returns with respect to any portion of the deferral account based on a single investment option at a time (i.e., no “greater of” returns apply to any amounts deferred under the Deferred Compensation Plan, and any changes to notional investments may only be made prospectively). Employees may elect that account balances be distributed upon any or all of the following payment events: a date specified by the participant with a minimum deferral period of two years, upon a separation from service, retirement or death. In fiscal year 2020, Mr. Barnard and Mr. Giles were the only named executive officers to participate in our Deferred Compensation Plan and Mission did not provide Mr. Barnard or Mr. Giles with any matching contributions.

Employee Benefits and Perquisites
Health/Welfare Plans
All of our full-time employees in the U.S., including our named executive officers, are eligible to participate in our health and welfare plans, including:
•medical, dental and vision benefits;
•medical and dependent care flexible spending accounts;
•short-term and long-term disability insurance; and
•life insurance.
We also provide Messrs. Giles and Browne with a monthly car allowance and Mr. Barnard with the use of a Company-owned car. We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.
No Tax Gross-Ups
We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.
Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of October 31, 2020. All stock options granted prior to our IPO in October 2020 were granted under our 2003 Plan. Stock options granted after our IPO were granted under our 2020 Plan.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date
Stephen J. Barnard(1)	07/09/2019	1,020,000	680,000		$13.74	07/09/2029
Bryan E. Giles	03/27/2013	17,000	—		$1.81	03/27/2023
	9/30/2020	—	124,723	(2)	$12.00	9/30/2030
Michael A. Browne	9/30/2020	—	124,723	(2)	$12.00	9/30/2030
(1)The option vests: (i) as to 50% of the shares underlying the option, in full on the seven-year anniversary of the grant date, subject to continued employment; provided, that, notwithstanding the foregoing, this portion of the option shall vest in full immediately prior to the consummation of a change in control (as defined in the 2003 Plan) or upon the closing of an initial public offering of the Company’s common stock, in each case, subject to continued employment, and (ii) as to 50% of the shares underlying the option, in five substantially equal installments on each anniversary of the grant date over a five-year period, subject to continued employment. In connection with our IPO in October 2020, 50% of the shares underlying the option vested in full.
(2)The options vest as to one-fourth of the shares underlying the option on each of the first four anniversaries of the grant date, subject to the executive’s continued service through the applicable vesting date. Additionally, the option will vest in full upon the executive’s termination due to death or disability to the extent outstanding at such time.
Executive Compensation Arrangements
Each of our executive officers’ employment is “at will” and may be terminated at any time.
Offer Letter with Michael Browne
On January 23, 2020, we entered into an employment offer letter with Mr. Browne related to our hiring him as our Chief Operating Officer, which included certain provisions related to his compensation. Under the offer letter, Mr. Browne receives an annual base salary of $350,012, is eligible to participate in our performance-based incentive program for fiscal year 2020 with a target bonus equal to 75% of his annual base salary, receives an annual car allowance of $22,906, and is eligible to participate in the Company’s customary health, welfare and fringe benefit plans.

DIRECTOR COMPENSATION
In April 2020, our Board of Directors adopted and our stockholders approved a non-employee director compensation program, or the Director Compensation Program, which provides for annual retainer fees and long-term equity awards for our non-employee directors, or an Eligible Director. The material terms of the Director Compensation Program are summarized below.
The Director Compensation Program consists of the following components:
Cash Compensation (effective January 1, 2020):
•Annual Retainer: $60,000
•Annual Committee Chair Retainer:
◦Audit: $15,000
◦Compensation: $10,000
◦Nominating and Corporate Governance: $10,000
•Annual Committee Member (Non-Chair) Retainer:
◦Audit: $7,500
◦Compensation: $5,000
◦Nominating and Corporate Governance: $5,000
Annual cash retainers will be paid in quarterly installments in arrears and will be pro-rated for any partial calendar quarter of service.
Equity Compensation
•Initial Grant: Each Eligible Director who is initially elected or appointed to serve on the Board automatically shall be granted a restricted stock unit ("RSU") award with a value of approximately $50,000 on the date on which such Eligible Director is appointed or elected to serve on the Board, and shall vest in full on the date of the annual meeting of the Company’s stockholders following the grant date, subject to such Eligible Director’s continued service through the vesting date.
•Annual Grant: An Eligible Director who is serving on the Board as of the date of the annual meeting of the Company’s stockholders each calendar year beginning with calendar year 2021 shall be granted, on such annual meeting date, an RSU award with a value of approximately $100,000, which shall vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next annual meeting following the grant date, subject to continued service through the applicable vesting date.
In addition, each such award will vest in full upon a change in control of our company (as defined in the 2020 Plan).
Director IPO Grants
Pursuant to our Director Compensation Program, on October 5, 2020, each Eligible Director who was serving on the Board as of the closing of our IPO was granted an RSU award of 8,333 units, with a value equal to $100,000, which shall vest in full on the date of the annual meeting of the Company’s stockholders following the grant date, subject to such Eligible Director’s continued service through the vesting date. In accordance with our Director Compensation Program, each such award will vest in full upon a change in control of our company (as defined in the 2020 Plan).
The following table sets forth information for the fiscal year ended October 31, 2020 regarding the compensation awarded to, earned by or paid to our non-employee directors who served on our Board of Directors during fiscal year 2020. Mr. Barnard, who served as our President and Chief Executive Officer during the fiscal year ended October 31, 2020, and continues to serve in that capacity, does not receive additional compensation for his service as a Director, and therefore is not included in the Director Compensation table below. All compensation paid to Mr. Barnard is reported above in the “2020 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation		Total
Stephen A. Beebe	$62,333	$100,000	$—		$162,333
Stephen W. Bershad	53,333	100,000	—		153,333
Luis A. Gonzalez	53,333	100,000	250,000	(3)	403,333
Jay A. Pack	57,500	100,000	—		157,500
Bruce C. Taylor	55,000	100,000	—		155,000
Bonnie C. Lind	41,667	150,000	—		191,667
Linda B. Segre	38,333	150,000	—		188,333
(1)Reflects cash retainer fees earned by our non-employee directors in fiscal year 2020. The annual retainer fees under our Director Compensation Program took effect on January 1, 2020.
(2)Represents the grant date fair value of RSUs granted to each of our non-employee directors on October 5, 2020, and for Msses. Lind and Segre, the grant date fair value of shares of fully-vested common stock granted in connection with their appointment to the Board, in each case, as determined in accordance with ASC Topic 718. For each of Msses. Lind and Segre, the grant-date fair value relating to the grant of fully-vested shares of common stock is $50,000. For a discussion of valuation assumptions for the 2020 grants, see Note 9 to our 2020 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended October 31, 2020, filed with the SEC on January 19, 2021. As of October 31, 2020, Messrs. Beebe, Bershad, Gonzalez, Pack, and Taylor, and Mses. Lind and Segre, each held 8,333 outstanding RSUs.”
(3)Amount represents consulting fees paid by the Company to Mr. Gonzalez for consulting services in fiscal year 2020.
In 2018, we entered into a consulting services agreement with Mr. Gonzalez, pursuant to which he received $250,000 per year, payable monthly. Under the agreement, Mr. Gonzalez's responsibilities are to consult and advise on current business operations, as well as to analyze opportunities for fresh avocado farming and packing facilities in South and Central America. Effective January 1, 2021, the fee under this agreement was modified to $100,000 per year, notwithstanding Mr. Gonzalez's eligible compensation under our Director Compensation Program.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth the equity awards outstanding under the 2003 Plan and the 2020 Plan as of October 31, 2020:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders	2,447,628	(1)	$13.10	(2)	9,158,062
Equity compensation plans not approved by security holders	n/a		n/a		n/a
Total	2,447,628		$13.10		9,158,062
(1)Represents shares underlying outstanding stock options and unvested RSUs granted under the 2003 Plan and the 2020 Plan.
(2)Represents the weighted-average exercise price of outstanding stock options granted under the 2003 Plan and the 2020 Plan.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS
The following table sets forth information regarding the beneficial ownership of our common stock as of February 18, 2021, by:
•Each person or group of affiliated persons who we know beneficially owns more than 5% of our common stock;
•Each of our directors and nominees;
•Each of our named executive officers; and
•All of our directors and executive officers as a group.

Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws. The table includes the number of shares underlying options and warrants that are exercisable within, and the number of shares of RSUs that settle within 60 days from February 18, 2021.

	Outstanding Shares Beneficially Owned
	Shares	%
Luis A. Gonzalez(1)	11,717,089	16%
Bruce C. Taylor(2)	10,003,370	14%
Stephen J. Barnard(3)	6,154,922	9%
Jay A. Pack	2,194,197	3%
Stephen W. Bershad	1,359,833	2%
Juan A. Wiesner	1,190,306	2%
Ross W. Wileman	913,210	1%
Stephen A. Beebe	140,576	—%
Bryan E. Giles	68,000	—%
Michael A. Browne	25,000	—%
Bonnie C. Lind	24,794	—%
Linda B. Segre	15,294	—%
All executive officers and directors as a group (12 persons)	33,806,591	47%
(1)Includes (i) 10,368,980 shares held of record by Beldar Enterprises, over which Mr. Gonzalez has exclusive voting and dispositive power, (ii) 1,339,776 shares held of record by Rosario del Pilar Vallejos Hinojosa, who is a former owner of Grupo Arato and is married to Mr. Gonzalez, and (iii) 8,333 RSUs outstanding and exercisable within 60 days from February 18, 2021.
(2)Includes (i) 9,608,848 shares of common stock held of record by Taylor Family Investments LLC of which Mr. Taylor is the managing member and (ii) 386,189 shares of common stock held of record by the Bruce & Linda Taylor Trust. Mr. Taylor disclaims beneficial ownership of the shares held of record by Taylor Family Investments LLC, except to the extent of his pecuniary interest therein.
(3)Includes the following shares over which Mr. Barnard has shared voting and dispositive power (i) 1,115,808 shares of common stock held of record by Barnard Properties, LLC, (ii) 2,009,557 shares of common stock held of record by the Shelly R. Barnard GT Trust and (iii) 2,009,557 shares of common stock held of record by the Stephen J. Barnard GT Trust. Mr. Barnard disclaims beneficial ownership of the shares held of record by Barnard Properties, LLC, except to the extent of his pecuniary interest therein. Also includes 1,020,000 stock options outstanding and exercisable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Party Transactions
Our Board of Directors recognizes that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our board has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly-held common stock listed on the Nasdaq. Our related person transaction policy requires that the Audit Committee approve or ratify related person transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K (which are transactions in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any “related person” as defined under Item 404(a) of Regulation S-K had or will have a direct or indirect material interest). The policy permits compensation to an executive officer or Director if the compensation is required to be reported in the Company’s proxy statement pursuant to Item 402 of Regulation S-K. It is our policy that Directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest. Each of the transactions described below entered into following the adoption of our related person transaction policy was approved in accordance with such policy.
Participation in Our IPO
In connection with our IPO consummated in October 2020, certain of our existing stockholders and members of our Board of Directors purchased shares of our common stock from the underwriters at the public offering price of $12.00 per share, and on the same terms as other investors in our IPO. The following table summarizes purchases of shares of our common stock in our IPO by: holders and affiliates of more than 5% of our capital stock, certain members of our Board of Directors, and named executive officers.

Participants	Relation	Shares Purchased	Aggregate Purchase Price
Stephen J. Barnard	Named executive officer, Greater than 5% stockholder	17,003	$204,036
Bonnie J. Lind	Director	12,500	$150,000
Michael A. Browne	Named executive officer	10,000	$120,000
Linda B. Segre	Director	3,000	$36,000

Stockholder Agreement
We are party to an Amended and Restated Stockholder Agreement (the "Stockholder Agreement"), with our pre-IPO stockholders, including holders of more than 5% of our common stock and certain of our Directors and officers (or, in some cases, entities affiliated therewith). The Stockholder Agreement provides that beginning six months following the pricing of our IPO, the holders of at least a majority of registrable securities outstanding prior to the IPO can request in writing that we register the offer and sale of all or a portion of their shares on a maximum of one effective registration statement, provided that the anticipated aggregate price to the public is at least $50.0 million. In addition, if in the future we determine to register any of our securities under the Securities Act (subject to certain exceptions), either for our own account or for the account of other security holders, the holders of registrable securities will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in one such registration, subject to certain marketing and other limitations. As a result, if we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit plans, convertible debt securities, or certain other transactions, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration. In an underwritten offering, the managing underwriter, if any, has the right to limit the number of shares such holders may include.
Transactions with Companies in which We Own an Equity Interest
We purchase from and sell avocados to Henry Avocado Corporation (“HAC”), in which we own a 49% interest. Sales to HAC totaled $1.3 million in fiscal 2020, while no receivables were outstanding as of October 31, 2020. No purchases from HAC were made in fiscal year 2020.
We provide packing and cooling services for blueberries within Peru to Moruga, in which we own a 60% equity interest. We recorded sales of $4.9 million in the year ended October 31, 2020, and we had amounts receivable from Moruga totaling $2.0 million as of October 31, 2020.
We have provided loans to Moruga to support growth and expansion projects. Loans have been contributed by all shareholders in proportion with their ownership interests in the investee. The outstanding balance of loans to our equity method investees was $4.5 million as of October 31, 2020, while we recognized $0.6 million of interest income during fiscal year 2020.
We sell packaged avocados to Shanghai Mr. Avocado Limited (“Mr. Avocado”), in which we own a 33% equity interest through our subsidiary Mission Produce Asia Ltd., for resale within the Chinese market. We recorded fruit sales of $1.9 million in fiscal year 2020, and had amounts receivable from Mr. Avocado totaling $0.6 million as of October 31, 2020.
Relationships with Directors and Management
We sell avocados to AvoPacific Oils, LLC, an entity whose ownership consists partially of our CEO and two of his sons, who are also employed by us. Avocados are sold at market prices available to other customers. We recorded fruit sales of $2.3 million in fiscal year 2020, while accounts receivable totaled $0.3 million as of October 31, 2020.
Stephen J. Barnard, Stephen W. Bershad and Ross W. Wileman, or companies owned by them, market California avocados through us pursuant to arrangements substantially similar to the marketing agreements that we enter into with other growers. The aggregate amount of avocados procured from entities owned or controlled by those three members of our board and management was $5.1 million in fiscal year 2020, and amounts due to members of our board or management for these purchases totaled $0.2 million as of October 31, 2020.
Pursuant to the consulting agreement described under Director Compensation above, we paid Mr. Gonzalez $0.3 million in the year ended October 31, 2020 for his consulting services.
Indemnification Agreements and Directors’ and Officers’ Liability Insurance
We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

PROPOSAL 2— RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending October 31, 2021. Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 2019. A representative of Deloitte & Touche LLP is expected to be present at the 2021 Annual Meeting and will have an opportunity to make a statement if the representative so desires, and will be available to respond to appropriate questions.
Reasons for the Proposal
The selection of our independent registered public accounting firm is not required to be submitted for stockholder approval, but the Audit Committee of our Board is seeking ratification of its selection of Deloitte & Touche LLP from our stockholders as a matter of good corporate practice. If stockholders do not ratify this selection, the Audit Committee of our Board will reconsider its selection of Deloitte & Touche LLP and will, in its sole discretion, either continue to retain this firm or appoint a new independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the Company’s best interests and the best interests of our stockholders.
Vote Required and Recommendation of the Board of Directors
The ratification of our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote on the proposal at the 2021 Annual Meeting. Abstentions will be counted as present and will have no effect on the vote. Brokers have discretion to vote on the ratification of our independent registered public accounting firm and, as such, no votes on this proposal will be considered broker non-votes.

The Board of Directors recommends that you vote FOR the ratification of the selection of Deloitte & Touche LLP.

Report of the Audit Committee
The Audit Committee of the Board has:
•reviewed and discussed the Company’s audited financial statements for the fiscal year ended October 31, 2020 with the Company’s management and with the Company’s independent registered public accounting firm, Deloitte & Touche LLP;
•discussed with Deloitte & Touche LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the Securities and Exchange Commission; and
•received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and discussed the independence of Deloitte & Touche LLP with that firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended October 31, 2020 be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange
Commission.

Respectfully submitted by THE AUDIT COMMITTEE,

Bonnie C. Lind, Chair
Stephen A. Beebe
Jay A. Pack

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the Audit
Committee Report by reference therein.

Audit Fees
Independent Registered Public Accounting Firm and Fees
The following table summarizes the fees billed, or expected to be billed, by Deloitte & Touche LLP for the audit of our financial statements for the fiscal year ended October 31, 2020, and for audit and non-audit services provided by Deloitte & Touche LLP during that same period:

Fiscal Year 2020
Audit fees	$2,151,000
Tax fees	70,300
All other fees	44,500
Total	$2,265,800

Audit fees. The fees identified under this caption were for professional services rendered in connection with the audit of our financial statements and for services that are normally provided by the independent public registered accounting firm in connection with statutory and regulatory filings and engagements for the year identified. This category also includes fees for services rendered in connection with our registration statements related to our initial public offering, including comfort letters, consents and review of documents filed with the SEC.
Tax fees. The fees identified under this caption were for professional services for tax compliance and advice and foreign tax matters.
All other fees. The fees identified under this caption were for all other non-audit services, including permissible business and advisory consulting services.
Approval policy. Except for requests for preapproval made between Audit Committee meetings, the Company’s Audit Committee approves in advance all services provided by our independent registered public accounting firm. The chair of our Audit Committee approves in advance all services requested between Audit Committee meetings. All such interim approvals are reported to and approved by the full Audit Committee at the next meeting. All engagements of our independent registered public accounting firm in fiscal year 2020 were pre-approved by the Audit Committee or chair of the Audit Committee in accordance with this policy.

OTHER INFORMATION
Stockholders Sharing the Same Address
Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department. In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.
Electronic Delivery of Future Proxy Materials
If you would like to reduce the costs incurred by the Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the previous instructions to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
2022 Annual Meeting Proposals
Stockholders who wish to have proposals considered for inclusion in the Proxy Statement and form of proxy for our 2022 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by our Corporate Secretary at the address first set forth on the first page of this Proxy Statement no later than October 28, 2021. Any proposal should be addressed to our Corporate Secretary and may be included in next year’s proxy materials only if such proposal complies with our Bylaws and the rules and regulations promulgated by the SEC. Nothing in this section shall be deemed to require us to include in our Proxy Statement or our proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.
In addition, the Company’s Bylaws require that the Company be given advance written notice of nominations for election to the Board and other matters that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8(e) under the Exchange Act). The Corporate Secretary must receive such notice not later than October 28, 2021, and no earlier than September 28, 2021, for matters to be presented at the 2022 Annual Meeting of Stockholders. However, in the event that the date of the 2022 Annual Meeting of Stockholders is held before March 14, 2022, or after June 12, 2022, for notice by the stockholder to be timely it must be received not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Company.
Incorporation by Reference
In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC, information that should be considered as part of the filing that you are reading. Based on SEC regulations, the reports of the Compensation Committee and Audit Committee, included above, are not specifically incorporated by reference into any other filings that we make with the SEC. This Proxy Statement is sent to you as part of the proxy materials for the 2021 Annual Meeting. You may not consider this Proxy Statement as material for soliciting the purchase or sale of our common stock.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and individuals who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of change in ownership of our common stock and other equity securities. SEC regulations also require executive officers, directors and 10% stockholders to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of the forms we received, or written representations from certain reporting individuals, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and 10% stockholders during fiscal year 2020 were satisfied, with the exception of one late Form 3 filing by Taylor Family Investments LLC, a 10% owner, due to delays in getting EDGAR codes.
Other Matters
Our Board of Directors knows of no other matters that will be presented for consideration at the 2021 Annual Meeting. If any other matters are properly brought before the 2021 Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment. It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to vote promptly by either electronically submitting a proxy or voting instruction card over the Internet, by telephone, or by delivering to us or your broker a signed and dated proxy card.
By order of the Board of Directors,

Jeremy Warren

Corporate Secretary
Oxnard, California
February 25, 2021

Mission

C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
51 MERCEDES WAY
EDGEWOOD, NY 11717

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AVO2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D34163-P49607 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MISSION PRODUCE, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. ELECTION OF DIRECTORS	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

To elect (01) Stephen A. Beebe, (02) Stephen W. Bershad, and (03) Jay A. Pack to serve as Class I directors until the Company's 2024 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

Nominees:

01) Stephen A. Beebe
02) Stephen W. Bershad
03) Jay A. Pack

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUTNING FIRM To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year 2021.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

D34164-P49607

MISSION PRODUCE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS

April 13, 2021

The undersigned stockholder of Mission Produce, Inc., a Delaware corporation (the "Company"), hereby constitutes and appoints Jeremy B. Warren, as proxy with full power of substitution (the "Proxy Holder"), and hereby authorizes him to represent to vote, as designated below, all shares of common stock of the Company (the "Common Stock") registered in the name of the undersigned at the 2021 Annual Meeting of Stockholders of the Company to be held at 1:30 p.m., Pacific Time, on Tuesday, April 13, 2021 virtually by means of the internet at www.virtualshareholdermeeting.com/AVO2021 and at any adjournments, postponements or other delays thereof and at any special meeting that may be called in lieu thereof (the "Annual Meeting").

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SPECIFICATION IS MADE, THE SHARES OF COMMON STOCK WILL BE VOTED WITH RESPECT TO PROPOSAL 1 ON THE REVERSE SIDE: (I) FOR STEPHEN A. BEEBE FOR DIRECTOR, (II) FOR STEPHEN W. BERSHAD FOR DIRECTOR, (III) FOR JAY A. PACK FOR DIRECTOR, AND (IV) IN THE PROXY HOLDER'S DISCRETION AS TO ANY OTHER PERSON NOMINATED FOR DIRECTOR AT THE ANNUAL MEETING OR AS TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING; AND WITH RESPECT TO PROPOSAL 2 ON THE REVERSE SIDE, FOR.

IF ANY NOMINEE NAMED IN PROPOSAL 1 DECLINES OR IS UNABLE TO SERVE AS A DIRECTOR, THE PROXY HOLDER SHALL HAVE THE AUTHORITY TO VOTE FOR ANY OTHER PERSON WHO MAY BE NOMINATED AT THE ANNUAL MEETING AS A SUBSTITUTE, IN SUCH PROXY HOLDER'S DISCRETION.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE